UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549


SCHEDULE 13D

Pursuant to Section 240.13d-1(a) and Amendments

Under the Securities Exchange Act of 1934
(Amendment No.)*

Pacific State Bancorp
(Name of Issuer)

Common Stock no par value
(Title of Class of Securities)

694864109
(CUSIP Number)

Stephen G. Weyers
PO Box 473
Folsom California 95763
209 649 1932
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

November 3, 2009
(Date of Event Which Requires Filing of This Statement)







CUSIP No.694864109




1.

NAME OF REPORTING PERSONS
Stephen G. Weyers

2.


CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(A) [  ]
(B) [ ]

3.

SEC USE ONLY

4.

SOURCE OF FUNDS ( See Instructions) PF


5.

CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS
IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)


[ ]

6.

CITIZENSHIP OR PLACE OF ORGANIZATION
USA California


NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH


7.


SOLE VOTING POWER
186482 shares or 5.0%


8.


SHARED VOTING POWER
0


9.


SOLE DISPOSITIVE POWER
186482 shares or 5.0%


10.


SHARED DISPOSITIVE POWER
0

11.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
186482 shares or 5.0%

12.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

[ ]


13.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
5.0%

14.

TYPE OF REPORTING PERSON
IN
















SIGNATURE
The undersigned certifies that this Statement is true,complete and correct.


Dated: November 13, 2009


Stephen G. Weyers




By:

Stephen G. Weyers